EXHIBIT 1

NASDAQ National Market Listing Requirements
Requirements	Initial Listing

Stockholders Equity [1]	$15 million	$30 million	N/A
Market Capitalization [2] , [3] Total Assets Total Revenue	N/A	N/A	$75 million Or $75 million And $75 million
Pre-tax Income [4] (in latest fiscal year or 2 of last 3 fiscal years)	$ 1 million	N/A	N/A
Public Float(shares) [5]	1.1 million	1.1 million	1.1 million
Operating History	N/A	2 years	N/A
Market Value of Public Float	$8 million	$18 million	$ 20 million
Minimum Bid Price	$5	$5	$5
Shareholders (round lot) [6]	400	400	400
Market Makers [7]	3	3	4
Corporate Governance	Yes	Yes	Yes

1	Issuers may qualify for listing under these new equity standards immediately.

[2]	For initial listing under Standard 3, a company must satisfy one of the following to be in compliance: (a) the market capitalization requirement; or (b) the total assets and total revenue requirement.

[3]	Seasoned issuers must meet the market capitalization requirement and the bid price requirement for a period of 90 consecutive trading days prior to applying for listing.

[4]	Excluding extraordinary and non-recurring items.

[5]	Public float is defined as total shares outstanding less any shares held by officers, directors, or beneficial owners of 10% or more.

[6]	Round lot holders are considered holders of 100 shares or more.

[7]	Electronics Communications Networks(ECN’s) are not considered active Market Makers.

Source: NASDAQ